SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2008
(Date of Earliest Event Reported)

American Dairy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Utah (State or other jurisdiction of incorporation)	000-27351 (Commission File Number)	87-0445575 (I.R.S. Employer Identification No.)

2275 Huntington Drive #278
San Marino, CA 91108
(Address of principal executive offices)

(626) 757-8885
(Registrant's telephone number, including area code)

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Appointment of Chief Financial Officer and Vice-Chairman

Effective April 15, 2008, American Dairy, Inc. (the “Company”) appointed Mr. Jonathan Chou, age 43, to the position of Chief Financial Officer. Mr. Chou’s appointment fills the vacancy resulting from the promotion of Mr. Liu Hua from the position of Chief Financial Officer to the position of Vice Chairman of the Company, also effective as of April 15, 2008.

Prior to joining the Company, Mr. Chou served as the Asia Pacific Corporate Chief Financial Officer and Vice President of Mergers & Acquisitions for Honeywell International, where he managed Honeywell’s merger and acquisition activities in China. From 2003 to 2006, Mr. Chou served as the Asia Regional Chief Financial Officer of Tyco Fire & Security, a division of Tyco International. In this role, Mr. Chou implemented financial and operating policies and introduced initiatives to improve operating efficiency and revenues. From 2000 to 2003, Mr. Chou was the Asia Pacific Chief Financial Officer of Lucent Technologies, where he oversaw the company’s regional Sarbanes-Oxley compliance procedures. Mr. Chou holds an MBA degree from Duke University.

Employment Agreement

The Company has entered into an employment agreement with Mr. Chou for a term of four years (the “Agreement”). Pursuant to the Agreement, Mr. Chou will receive an annual base salary of $175,000, as well as reimbursement for housing and other expenses as set forth in the Agreement. In addition, Mr. Chou shall be entitled to receive options to purchase common stock of the Company in accordance with the following schedule. The options shall vest on the 12 month anniversary of their respective grant dates, conditioned upon the Mr. Chou’s continued employment by the Company as of each such vesting date.

Grant Date	Number of Shares Issuable Upon Exercise	Exercise Price
6 month anniversary of the Commencement Date	80,000	$12.00
18 month anniversary of the Commencement Date	50,000	$16.00
30 month anniversary of the Commencement Date	60,000	$22.00
42 month anniversary of the Commencement Date	80,000	$30.00

Item 9.01 Financial Statements and Exhibits

(c) Exhibits
Exhibit	Description

10.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2008	American Dairy, Inc., a Utah corporation

	By:	/s/ Leng You Bin
Name: Leng You Bin
Title: Chief Executive Officer and President